THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of December 6, 2017 (this “Agreement”), is entered into among Louisiana-Pacific Corporation, a Delaware corporation (the “Borrower”), the Lenders and Voting Participants identified on the signature pages hereto and American AgCredit, PCA (as assignee of American AgCredit, FLCA), as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

A.    The Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and CoBank, ACB, as the L/C Issuer, are parties to that certain Credit Agreement dated as of December 6, 2013 (as amended or modified from time to time, the “Credit Agreement”).

B.    The Borrower has requested certain changes to the Credit Agreement, and the parties hereto have agreed to amend the Credit Agreement as provided herein.

C.    In consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

AGREEMENT

1.    Amendments. The Credit Agreement is hereby amended as follows:

(a)    The following proviso is hereby added to the end of the definition of “Adjusted Base Rate” in Section 1.01 of the Credit Agreement:

; provided that, the Adjusted Base Rate shall at no time be less than 0.00%.

(b)    The chart in the definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby deleted and replaced with the following:

Pricing Tier	EBITDA/Interest Ratio	Commitment Fee	Eurodollar Rate Loans/Letter of Credit Fee	Base Rate Loans

1	> 6.0:1.0	0.200%	1.625%	0.625%
2	> 4.0:1.0 but ≤ 6.0:1.0	0.250%	1.750%	0.750%
3	> 2.5:1.0 but ≤ 4.0:1.0	0.325%	2.125%	1.125%
4	>1.5:1.0 but < 2.5:1.0	0.375%	2.375%	1.375%
5	< 1.5:1.0	0.500%	2.750%	1.750%

(c)    In the definition of “Eurodollar Base Rate” in Section 1.01 of the Credit Agreement, the second proviso in each of clauses (a) and (b) is hereby deleted and the following proviso is added immediately following clause (b):

; provided, that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith and in consultation with the Borrower, the approved rate shall be applied in a manner consistent with market practice, (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower and (iii) the Eurodollar Base Rate shall at no time be less than 0.00%.

(d)    In the definition of “Maturity Date” in Section 1.01 of the Credit Agreement, the reference to “December 6, 2018” is hereby replaced with a reference to “December 6, 2022.”

(e)    The last sentence of the definition of “Material Subsidiary” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

Notwithstanding the foregoing, any Subsidiary of the Borrower that is or becomes a guarantor of the Borrower’s 4.875% senior notes due 2024, or any other senior notes issued by the Borrower or another Loan Party with an aggregate outstanding principal amount in excess of the Threshold Amount, shall be a Material Subsidiary for purposes of this Agreement.

(f)    The definition of “Unrestricted” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.

(g)    The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“2016 Financial Statements” means the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower, including the notes thereto, prepared in conformity with GAAP.

“Consolidated Current Ratio” means, as of any date of determination, the ratio of (a) consolidated current assets of the Borrower and its Subsidiaries as of such date to (b) consolidated current liabilities of the Borrower and its Subsidiaries as of such date, in each case, as otherwise determined in accordance with GAAP.

“Third Amendment Effective Date” means December 6, 2017.

(h)    In Section 6.05 of the Credit Agreement, each reference to “2012 Financial Statements” is hereby replaced with a reference to “2016 Financial Statements”, and each reference to “Closing Date” is hereby replaced with a reference to “Third Amendment Effective Date”.

(i)    In Sections 6.10, 6.13, 6.17 and 6.20, each reference to “Closing Date” is hereby replaced with a reference to “Third Amendment Effective Date”.

(j)    The proviso at the end of clause (b) in Section 7.12 of the Credit Agreement is hereby amended to read as follows:

provided, however, that this clause (b) shall not apply to the following Subsidiaries, so long as such Subsidiary has not provided a Guarantee of any other Indebtedness of the Borrower or another Guarantor: (x) Subsidiaries that are prohibited by Law from guaranteeing the Obligations or that would experience adverse regulatory consequences as a result of providing such Guarantee, (y) special purpose Subsidiaries formed in connection with the Notes Payable Secured by Notes Receivable from Asset Sales or (z) LPS Corporation, which, for the avoidance of doubt, shall not be required to be a Guarantor from and after the Third Amendment Effective Date.

(k)    In clause (7) of Section 8.09 of the Credit Agreement, the reference to “the indenture governing the Borrower’s 7.50% senior notes due 2020” is hereby replaced with a reference to “the indenture governing the Borrower’s 4.875% senior notes due 2024”.

(l)    The current Section 8.11(b) of the Credit Agreement, “Minimum Unrestricted Cash/Cash Equivalents”, is hereby deleted and replaced with the following:

(b)    Minimum Consolidated Current Ratio. Permit the Consolidated Current Ratio as of the end of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending December 31, 2017, to be less than 2.00:1.00.

(m)    Schedules 6.10, 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c), 11.02 and 11.06(e) are hereby replaced in their entirety with Schedules 6.10, 6.13, 6.17, 6.20(a), 6.20(b), 6.20(c), 11.02 and 11.06(e) attached hereto, and the title of Schedule 11.06(e) appearing in the Table of Contents is hereby amended to replace the reference to “Closing” with a reference to “Third Amendment Effective Date”.

2.    Release of LPS Corporation.

(a)The Lenders hereby authorize the Administrative Agent, pursuant to Section 10.10 of the Credit Agreement, to release (i) LPS Corporation from its Obligations under the Guaranty and the other Loan Documents and (ii) the Liens on the property of LPS Corporation granted to or held by the Administrative Agent pursuant to the Loan Documents (the “Released Collateral”).

(b)The Administrative Agent hereby releases (i) LPS Corporation from its Obligations under the Guaranty and the other Loan Documents and (ii) the Liens on the Released Collateral. The Administrative Agent hereby authorizes the Borrower and any agent or attorney of the Borrower to file any and all UCC-3 termination statements, in form and substance satisfactory to the Administrative Agent, that shall be required to evidence the release of the Released Collateral.

3.    Effectiveness; Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)    Receipt by the Administrative Agent of copies of this Agreement duly executed by the Borrower, the Lenders, the Voting Participants and the Administrative Agent.

(b)    Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the date hereof, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)    There shall not have occurred a material adverse change since December 31, 2016 in the business, assets, income, properties, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(d)    Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the date hereof;
(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement; and
(iii)    such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.
(e)    Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that (i) the condition specified in Section 3(c) has been satisfied, (ii) the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement or any other Loan Document, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iii) no Default exists, or would result from the transactions contemplated by this Agreement and (iv) the Borrower and its Subsidiaries are Solvent on a consolidated basis.
(f)    Receipt by the Administrative Agent and the Lenders of all fees due and payable in connection with this Agreement, including, without limitation, the legal fees and expenses of counsel to the Administrative Agent.
4.    Ratification of Credit Agreement. Each of the Loan Parties hereby acknowledges and consents to the terms set forth herein and agrees that this Agreement does not impair, reduce or limit any of its obligations under the Loan Documents as amended hereby.

5.    Affirmation of Liens. Each of the Loan Parties hereby affirms the liens and security interests created and granted by it in the Loan Documents (including, but not limited to, each of the Collateral Documents) and agrees that this Agreement shall in no manner adversely affect or impair such liens and security interests.

6.    Representations and Warranties. Each of the Loan Parties represents and warrants to the Lenders as follows:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(b)    This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(c)    No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by such Person of this Agreement;

(d)    The execution and delivery of this Agreement does not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred in clauses (ii) or (iii), to the extent that conflict or violation could not reasonably be expected to have a Material Adverse Effect;

(e)    After giving effect to this Agreement, the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Credit Agreement and any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date; and

(f)    After giving effect to this Agreement, no Default exists or would result.

7.    Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or .pdf shall be effective as an original.

8.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.    Reference to and Effect on Credit Agreement. Except as specifically modified herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are each hereby ratified and confirmed. This Agreement shall be considered a Loan Document from and after the date hereof. The Borrower intend for the amendments to the Loan Documents set forth herein to evidence an amendment to the terms of the existing indebtedness of the Borrower to the Administrative Agent and the Lenders and do not intend for such amendments to constitute a novation in any manner whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	LOUISIANA-PACIFIC CORPORATION,
a Delaware corporation
By:    /s/ Mark Tobin
Name: Mark Tobin
Title: Treasurer

ADMINISTRATIVE

AGENT:	AMERICAN AGCREDIT, pCA,
as Administrative Agent and a Lender
By: /s/ Michael J. Blalok
Name: Michael J. Blalok
Title: Vice President

LENDERS AND VOTING

PARTICIPANTS:	cobank, Fcb,
as a Lender
By:    /s/ Patrick Keleher
Name: Patrick Keleher
Title: Vice President

FARM CREDIT SERVICES OF AMERICA, PCA,
as a Lender

By:    /s/ Ben Fogle
Name: Ben Fogle
Title: Vice President

AGFIRST FARM CREDIT BANK, as a Voting Participant

By: /s/ J. Michael Mancini, Jr.
Name:     J. Michael Mancini Jr.
Title:     Vice President

FARM CREDIT MID-AMERICA, FLCA, as a Voting Participant

By: /s/ John W. Hurt
Name: John W. Hurt
Title:     Vice President

GREENSTONE FARM CREDIT SERVICES, FLCA, as a Voting Participant

By: /s/ Tabatha Hamilton
Name: Tabatha Hamilton
Title:  Vice President, Capital Markets

FIRST SOUTH FARM CREDIT, as a Voting Participant

By:     /s/ Shane Prichard
Name:     Shane Prichard
Title:     Lending Officer